UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  January 24, 2008

DYNAMIC LEISURE CORPORATION

(Exact name of registrant as specified in its charter)

333-07953

(Commission File Number)

Minnesota	41-1508703
(State or other jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

5680A W. Cypress Street

           Tampa, FL 33607

(Address of principal executive offices)

(813) 877-6300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.04  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The Company has been named as a principal party to proceedings brought in the name of MMA Capital, LLC (“MMA”) in United States District Court for the Northern District of California alleging breach of the Secured Convertible Promissory Note and Security Agreement executed by the parties on or about January 11, 2006. The complaint also alleges breach of the Confidential Settlement Agreement executed by the parties on or about March 5, 2007. MMA has petitioned the Court for a temporary restraining order and order to show cause regarding preliminary injunction against Dynamic Leisure Corporation prohibiting Dynamic, its agents, servants and employees, and all persons acting under, in concert with, or for them, from pledging, disposing of or destroying any of the assets that it has pledged as security to MMA for a $2.25 million loan that MMA made to Dynamic. The Motion will be made on the grounds that Dynamic intends to and will imminently enter into a convertible debt financing transaction with Trafalgar Capital Specialized Investment Fund and give Trafalgar a senior security interest in the Collateral which will irreparably harm MMA's interest in the Collateral. The Company recently received service of the complaint on January 24, 2008 and is reviewing its contents. The Company has retained counsel to prepare a responsive pleading.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAMIC LEISURE CORPORATION

Date: January 29, 2008	By: /s/ Daniel G. Brandano
Daniel G. Brandano
President